MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2007, 2006, and 2005

Index

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management's Responsibility for Financial Reporting

The financial statements and the information contained in the annual report are the responsibility of the Board of Directors and management. The financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

The Audit Committee of the Board of Directors is composed of three Directors and meets periodically with management and the independent auditors to review the scope and results of the annual audit and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The financial statements have been audited by Ernst & Young LLP, Chartered Accountants, who were appointed by the shareholders. The auditors’ report outlines the scope of their examination and their opinion on the financial statements.

Ken Cai

Garnet Clark

President and CEO

Chief Financial Officer

Vancouver, Canada

March 31, 2008

ERNST & YOUNG

Report of Independent Auditor

To the Shareholders of
MINCO GOLD CORPORATION (FORMERLY MINCO MINING & METALS CORPORATION)

We have audited the consolidated balance sheets of **Minco Gold Corporation** as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive loss and deficit and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We are not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005 in accordance with Canadian generally accepted accounting principles.

Ernst & Young LLP

Vancouver, Canada
March 18, 2008

Ernst & Young LLP
Chartered Accountants

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)
	December 31, 2007	December 31, 2006

ASSETS

Current assets
Cash and cash equivalents	1,307,892	187,247
Short-term investments (Note 3)	6,149,044	10,982,726
Receivables (Note 11(b))	552,991	277,347
Due from Minco Silver Corporation (Note 11(b))	4,639,788	806,293
Prepaid expenses and deposits	104,034	185,074
Assets of discontinued operations (Note 8)	-	3,285

	12,753,749	12,441,972

Long-term rental deposit	51,277	51,277

Mineral interests (Notes 4 and 12(b))	358,500	358,500

Plant, property and equipment (Note 5)	504,171	314,237

Equity investment in Minco Silver Corporation (Note 6)	3,079,412	6,398,692
Assets of discontinued operations (Note 8)	-	19,850

Total assets	16,747,109	19,584,528

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	890,000	400,410
Due to Minco Silver (Note 11(b))	1,929,893	-
Liabilities of discontinued operations (Note 8)	-	100,718

Total liabilities	2,819,893	501,128
Commitments and contingencies (Note 12)

Non-controlling interest (Note 7)	82,685	-

SHAREHOLDERS' EQUITY

Share capital (Note 9(a))	33,941,510	33,809,903

Contributed surplus (Note 9(c))	3,721,117	1,649,343

Deficit accumulated during the exploration stage	(23,818,096)	(16,375,846)

Total shareholders’ equity	13,844,531	19,083,400

Total liabilities and shareholders’ equity	16,747,109	19,584,528
See accompanying notes to consolidated financial statements

On behalf of the Board	“Malcolm Clay"	"Robert Callander "
Malcolm Clay		Robert Callander
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Comprehensive Loss and Deficit
(Expressed in Canadian Dollars)
	2007 (See note below)	2006 (See note below)	2005
Exploration permits (Note 4)	842,788	852,000	1,739,594
Exploration costs, net of recoveries (Notes 4 and 11)	2,105,160	1,683,281	927,364
	2,947,948	2,535,281	2,666,958
Administrative expenses (Note 11)
Accounting and audit	122,441	288,098	136,702
Amortization	56,045	46,556	41,249
Consulting	76,368	183,142	138,089
Directors’ fees	62,500	78,781	-
Foreign exchange loss (gain)	416,393	(241,218)	19,858
Investor relations	579,498	842,555	452,805
Legal	47,408	84,701	200,780
Regulatory and filing	91,948	123,857	181,071
Meals and entertainment	51,146	58,958	39,326
Office and miscellaneous	201,757	213,230	98,549
Property investigation	218,672	233,438	330,798
Rent	235,981	259,698	224,814
Salaries and benefits	697,888	623,459	470,161
Stock-based compensation (Note 9(d))	2,022,850	2,820,000	374,249
Telephone	17,195	29,790	26,226
Travel and transportation	127,448	114,838	113,144
	5,025,538	5,759,882	2,847,821
Operating loss	(7,973,486)	(8,295,163)	(5,514,779)
Other income (loss)
Equity loss on investment in Minco Silver (Note 6)	(3,239,898)	(521,095)	-
Dilution gain (Note 6)	191,000	5,213,000	2,953,000
Write up (down) of short-term investments	(232,546)	18,801	(34,750)
Gain on sale of Minco Silver shares (Note 6)	2,978,034	-	-
Interest and sundry income	306,819	673,570	475,554
Loss for the year before discontinued operations and non-controlling interest	(7,970,077)	(2,910,887)	(2,120,975)
Non-controlling interest (Note 7)	429,442	1,381,727	1,181,822
Loss from continuing operations	(7,540,635)	(1,529,160)	(939,153)
Loss from discontinued operations (Note 8)	(39,596)	(60,164)	(74,388)
Loss and comprehensive loss for the year	(7,580,231)	(1,589,324)	(1,013,541)
Deficit, beginning of year	(16,375,846)	(14,786,522)	(13,772,981)
Share buy back cost in excess of book value (Note 9(a))	(6,499)	-	-
Transition adjustment for adoption of CICA HB 3855 (Note 2(o))	144,480	-	-
Deficit, end of year	(23,818,096)	(16,375,846)	(14,786,522)
Loss per share from continuing operations – basic and diluted	(0.18)	(0.04)	(0.03)
Loss per share from discontinued operations – basic and diluted	(0.00)	(0.00)	(0.00)
Loss per share - basic and diluted	(0.18)	(0.04)	(0.03)
Weighted average number of common shares outstanding– basic and diluted	42,908,809	41,193,591	34,501,784

Note: The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 6).

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
	2007 (See note below)	2006 (See note below)	2005
Cash flows from (used in) operating activities
Net loss from continuing operations for the year	(7,540,635)	(1,529,160)	(939,153)
Adjustment for items not involving cash:
- exploration permits	-	-	920,000
- amortization of equipment	56,045	46,556	41,249
- equity loss on investment in Minco Silver	3,239,898	521,095	-
- dilution gain	(191,000)	(5,213,000)	(2,953,000)
- stock-based compensation (Note 7(d))	2,022,850	2,820,000	374,249
- non-controlling interest in loss	(429,442)	(1,381,727)	(1,181,822)
- non-cash recovery of exploration costs	-	-	(36,000)
- write down (up) of short-term investments	232,546	(18,801)	34,750
- gain on sale of Minco Silver shares	(2,978,034)	-	-
Change in non-cash working capital items:
- decrease (increase) in receivables	(275,645)	(15,746)	290,416
- increase in prepaid expenses and deposits	81,040	(159,501)	(109,674)
- increase in long-term rental deposit	-	(51,277)	-
- payment of 2nd installment of Fuwan Exploration Permit	-	(436,000)	-
- increase (decrease) in accounts payable and accrued liabilities	489,590	241,366	(183,736)
	(5,292,787)	(5,176,195)	(3,742,721)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	105,808	4,852,958	3,245,845
Cost of share buyback	(44,451)	-	-
Non-controlling interest (Note 7)	512,128	-	-
Proceeds from issuance of shares in Minco Silver	-	87,375	6,097,425
	573,485	4,940,333	9,343,270
Cash flows from (used) in investing activities
Acquisition of equipment	(226,129)	(213,669)	(88,711)
Acquisition of mineral interest	-	(358,400)	-
Cash disposed upon deconsolidation of Minco Silver Corporation	-	(6,539)	-
Decrease (increase) in short-term investments	4,745,616	534,943	(5,350,231)
Proceeds from sale of Minco Silver shares (Note 6)	3,248,416	-	-
Increase in Due from Minco Silver Corporation	(1,903,602)	(133,039)	-
	5,864,301	(176,704)	(5,438,942)
Increase (decrease) in cash and cash equivalents from continuing operations	1,144,999	(412,566)	161,607
Increase (decrease) in cash and cash equivalents from discontinued operations (Note 8)	(25,856)	(219,849)	211,944
Change in cash and cash equivalents during the year	1,119,143	(632,415)	373,551
Cash and cash equivalents, beginning of period	188,749	821,164	447,613
Cash and cash equivalents, end of period	1,307,892	188,749	821,164
Supplemental disclosure of cash flows information
Interest paid	-	-	-
Income taxes paid	-	-	-

Note: The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 6).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

1.

Nature of Operations

Minco Gold Corporation (“Minco Gold”) (formerly Minco Mining & Metals Corporation) was incorporated on November 5, 1982 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of mineral resource properties.

Minco Gold Corporation and its subsidiaries and joint ventures (collectively the “Company”) are in the process of exploring and evaluating its mineral properties and projects in the Peoples’ Republic of China (“China”) and have not yet determined whether these properties contain ore reserves that are economically recoverable. The ability of the Company to meet its commitments as they become payable, the exploration and development of mineral properties and projects, and the underlying value of the mineral properties are entirely dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

2.

Significant Accounting Policies

(a)

Basis of Presentation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”), its wholly-owned China subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), its right to earn up to a 70% interest in the joint venture company Henan Zhongjia Minco Mining Co., Ltd. (“Zhongjia Minco”), and its right to earn up to a 51% interest in the joint venture company Guangzhou Mingzhong Mining Co., Ltd. (“Mingzhong”).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

As at December 31, 2007, Minco Gold beneficially owns 13,000,000 shares of Minco Silver Corporation (“Minco Silver”), which represents approximately 41.75% of Minco Silver’s share capital. The Company uses the equity method to account for the investment in Minco Silver and Minco Silver’s interest in Fuwan Property (See note 6).

The Company has not recorded non-controlling interests in the other joint venture companies, except for Zhongjia Minco and Mingzhong, as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at December 31, 2007, the joint ventures are still in the exploration stage and have not generated any revenue.

All inter-company accounts and transactions have been eliminated.

(b)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.  Actual results could differ from those estimates.

(c)

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term money market instruments which are highly-liquid investments and readily convertible into cash with a remaining term to maturity of 90 days or less when acquired. As of December 31, 2007 and 2006, cash and cash equivalents consisted of cash only.

(d)

Short-term Investments

Short-term investments comprise marketable securities, highly liquid investment grade bonds, and guaranteed investment certificates with remaining terms to maturity of greater than 90 days when acquired. Short-term investments are classified as held-for-trading financial instruments in accordance with the new requirements of Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3855 “Financial Instruments”, adopted by the Company on January 1, 2007.  These investments are recorded at fair value. A transition amount was recorded effective January 1, 2007 as an adjustment to retained earnings to reflect the adoption of the policy.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

Prior to 2007, short-term investments were carried at the lower of original cost or market.

(e)

Plant, Property and Equipment

Plant, property and equipment are recorded at cost and amortization is provided as follows:

Computer equipment	30% per year, declining-balance basis
Leasehold improvements	5 year, straight-line basis
Mining equipment	30% per year, declining-balance basis
Motor vehicles	30% per year, declining-balance basis
Office equipment and furniture	20% per year, declining-balance basis

Amortization is provided at half the annual rate in the year of acquisition.

(f)

Revenue Recognition

Interest income on cash and cash equivalents and short-term investments is recognized as it is earned.

(g)

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.  The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate. Shares held in escrow that are returnable to the Company if the conditions for their release are not met (Note 9) are excluded in the computation of loss per share until the conditions for their release are satisfied.  As the Company incurred net losses in fiscal 2007, 2006 and 2005, the stock options and share purchase warrants as disclosed in Note 9 were not included in the computation of loss per share as their inclusion would be anti-dilutive.

(h)

Translation of Foreign Currencies

The Company’s functional currency is the Canadian dollar. The Company follows the temporal method of accounting for the translation of its integrated foreign operations and for foreign currency transactions. Under this method, transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the transaction dates.  At year-end, monetary assets and liabilities are re-measured at the year-end exchange rates, and non-

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at their historical exchange rates.  The exchange gains and losses on translation are charged to operations.

(i)

Equity investments

Investments in which the Company has a significant influence are accounted for by the equity method, whereby the Company records its proportionate share of the investee’s income or loss.

(j)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(k)

Asset Retirement Obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related asset and depreciated over the life of the asset. Over time, the liability is increased to reflect an interest element (accretion expenses) considered in its initial measurement at fair value. The amount of liability will be subject to re-measurement at each reporting period. It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

As at December 31, 2007 and 2006, the Company did not have any asset retirement obligations.

(l)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(m)

Stock Based Compensation

The Company follows the fair value method, as determined using the Black-Scholes option valuation model, of accounting for stock-based compensation as recommended by the Canadian Institute of Chartered Accountants Handbook section 3870, Stock-based compensation and other stock-based payments.

Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period.

As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted after January 1, 2002. As a result, the opening deficit as at January 1, 2004 was adjusted to reflect a compensation expense of $154,300 relating to options granted in 2002 and 2003.

(n)

Comprehensive Income and Equity

Effective January 1, 2007, the Company adopted the new recommendations of the CICA Handbook Section 1530, “Comprehensive Income” and Section

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

3251, “Equity”. These new accounting standards apply to fiscal years beginning on or after October 1, 2006.

•

Section 1530 provides standards for reporting and display of comprehensive income, which is the change in equity, from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with Canadian GAAP.

•

Section 3251 establishes standards for the presentation of equity and changes in equity during the reporting period. The requirements in Section 3251 are in addition to Section 1530.

The adoption of these new Handbook sections had minimal impact on the consolidated financial statements for the year ended December 31, 2007.

(o)

Financial Instruments

Effective January 1, 2007, the Company also adopted the new recommendations of the CICA Handbook Section 3855, “Financial Instruments – Recognition and Measurement” and Section 3861, “Financial Instruments – Disclosure and Presentation”. These new accounting standards, which apply to fiscal years beginning on or after October 1, 2006, provide comprehensive requirements for the recognition, measurement, disclosure and presentation of financial assets, financial liabilities and non-financial derivatives. Under the new standards, policies followed for periods prior to the effective date are not reversed and therefore, the comparative figures have not been restated.

•

Section 3855 requires financial instruments be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities. All financial instruments , including derivatives, are measured on the balance sheet at fair value except for loans and receivables, held-to-maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification. Held-for-trading financial assets are measured at fair value and changes in fair value are recognized in net income. Available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net income.  Transaction costs are included in the initial carrying amount of financial instruments except for held-for-trading items in which case they are expensed as incurred. Section 3855 also requires that embedded derivatives be identified and separated from the related host contract and be measured at

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

fair value. Subsequent changes in fair value of embedded derivatives are recognized in the statement of operations in the period the change occurs.

•

Section 3861 establishes the requirements for presentation and disclosure of financial instruments and non-financial derivatives.

Upon adoption of these new standards, the Company has classified cash and cash equivalents and short-term investments as held-for-trading, receivables as loans and receivables, accounts payable and accrued liabilities as other financial liabilities. There was a transition adjustment of $144,480 that was credited to the opening retained earnings upon adoption of Section 3855.

(p)

Accounting Changes

In July 2006, the CICA revised Section 1506, “Accounting Changes”, which now requires that: (i) a voluntary change in accounting principles can be made if, and only if, it is required by primary source of GAAP or the changes result in more reliable and relevant information, (ii) changes in accounting policies are accompanied with disclosures of prior period amounts and justification for the change, and (iii) for changes in estimates, the nature and amount of the change should be disclosed. The revised section is effective for the Company’s financial year beginning January 1, 2007 for the year ended December 31, 2007. The adoption of this section does not have an impact on the Company’s consolidated financial statements for the year ended December 31, 2007.

(q)

Comparative Figures

Certain comparative figures have been reclassified to conform with the presentation as at and for the year ended December 31, 2007.

(r)

Future Accounting Standards

During the fourth quarter of 2006, the CICA issued three new accounting standards: CICA Handbook Section 1535 “Capital Disclosures”, CICA Handbook Section 3863 “Financial Instruments – Presentation” and CICA Handbook Section 3862 “Financial Instruments – Disclosure”. These standards are effective for interim and annual financial statements for the Company’s reporting periods beginning on January 1, 2008.

Capital Disclosures section describes the standards for disclosing information about a company’s objectives, policies and processes for managing capital,

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

quantitative data about what a company regards as capital and whether a company has complied with any capital requirements and, if not, the consequences of such non-compliance. Financial Instruments – Presentation carries forward the guidance under Section 3861 with little change and Financial Instruments – Disclosures requires disclosure on the face of the balance sheet of each of the financial instrument categories as well as additional disclosure regarding credit, market and liquidity risk faced by the Company.

The Company is currently assessing the impact of these new accounting standards on its financial statements.

3.

Short-term Investments

As at December 31, 2007, short-term investments consisted of cashable guaranteed investment certificates,  commercial notes, and 420,000 common shares of New Cantech Venture Inc. (“New Cantech”, see Note 11(d)). The market value of the shares was $88,200 as of December 31, 2007.

At December 31, 2007, the yields on the short-term investments were between 4.00% and 4.30% per year (December 31, 2006 – 1.08% to 4.35%)

As at December 31, 2006, short-term investments consisted of: short term fixed deposits, cashable guaranteed investment certificates; two provincial bonds and a Canadian government bond (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on April 5, 2007), and 420,000 common shares of New Cantech Venture Inc. (“New Cantech”, see Note 11(d)). The market value of the shares was $277,000 on December 31, 2006.

4.

Mineral Interests

a.

Gold Projects:

i.

Guangdong - Changkeng

On September 28, 2004, Minco Gold signed a 30-year joint venture contract with four companies in Guangdong for the exploration and development of the Changkeng gold deposit in Gaoyao City of Guangdong Province, China. Pursuant to the contract, Minco Gold and its four partners will form Guangdong Minco-Jinli Mining Co. Ltd. (the “Jinli JV”), a Sino-Foreign Joint Venture company, whereby a total of a RMB 100 million (approximately $14.9 million) would be invested by Minco Gold and its four partners to explore and develop the Changkeng gold deposit.

The 50% initial payment of the total investment, RMB 50 million (approximately $7.5 million), shall be paid in three instalments and the balance of 50% shall be paid in

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

three instalments within one and a half years after the initial payment is fully contributed. To earn a 51% equity interest in the Jinli JV, Minco Gold is to contribute RMB 51 million (approximately $7.6 million) of the RMB100 million (approximately $14.9 million). The Company has spent $703,083 as of December 31, 2007 on exploration costs. None of the above mentioned instalments had been made as at December 31, 2007.

The Jinli JV intends on acquiring the Changkeng exploration permit from the No. 757 Exploration Team of Guangdong Geological Exploration Bureau (“No. 757 Exploration Team”). The value of the exploration permit was appraised at RMB 33 million (approximately $4.9 million) by an independent valuator, which was confirmed by the Ministry of Land and Resources of China. The Jinli JV is to pay the RMB 33 million for the exploration permit in three instalments within 360 days of the exploration permit title transfer.  The remaining RMB 67 million (approximately $10 million) will be used for project exploration and feasibility studies on the mine property.

In November 2006, the JV partners of Changkeng reached an agreement to change the JV name from Guangdong Minco-Jinli Mining Co. Ltd to Guangdong Mingzhong Mining Corporation (“Mingzhong”). All the terms will remain the same as the original JV agreement.

On February 8, 2007, Minco China, Minco Gold’s wholly owned subsidiary, signed a joint venture agreement with the JV partners to form Mingzhong. Mingzhong received its business license on March 30, 2007.

The original Changkeng exploration permit, which expired in September 2006, has been renewed until September 10, 2008, and is presently held by the No. 757 Exploration Team. Mingzhong has signed an exploration permit transfer agreement with No.757 Exploration Team. The value of the exploration permit has been currently appraised at 48.363 million RMB (approximately $6.5 million) by an independent valuator, which was confirmed by the Ministry of Land and Resources of China. Subsequent to the end of the year Mingzhong received the exploration permit.

The Company currently has a 51% interest in Mingzhong and therefore records a 49% non-controlling interest to reflect the minority owners’ interests in Mingzhong.

ii.

Gansu - Yangshan (Anba)

The Keyin joint venture company was formed pursuant to an agreement dated August 28, 1998 and amended August 28, 2003.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

On October 29, 2003, Keyin signed agreements with the Gansu provincial government and two other companies in Gansu for the exploration and development of the Anba gold deposit in the Yangshan gold field. The agreement was amended on January 8, 2004. Pursuant to the terms of the agreements, Keyin has the right to acquire a 40% equity interest in Yangshan Gold Mining Co., Ltd. (“YGM”), a joint venture company to be established for the exploration and development of the Anba gold deposit. YGM will acquire a 100% interest in the Anba gold deposit for RMB 60 million (approximately $8.9 million); including an initial payment of RMB 24 million (approximately $3.6 million) and the balance of RMB 36 million (approximately $5.4 million) will be paid over five years. Keyin’s share of the capital contribution is 40%, which is RMB 24 million (approximately $3.6 million). The Company has spent $490,022 on exploration to the end of December 31, 2007.

In April 2004, YGM’s board of directors agreed to pay RMB 3 million (approximately $447,000) to a company engaged to prepare the transfer of the exploration permit to YGM. The Company advanced RMB 2.0 million (approximately $298,000) but that company was unable to fulfill all the required duties. The Company has demanded that the RMB 2.0 million be returned but the ability to collect this amount is uncertain and so the Company has recorded a provision for doubtful collectability in 2005. Should these funds be collected in the future, this amount will be recorded as exploration cost recovery.

The Company does not consider the Anba gold property to be a material property and does not intend to undertake any further exploration expenditures on the property at the current time.  This project was terminated in 2007.

iii.

Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

On October 28, 2004, Minco Gold signed a joint venture contract with Gansu Qinqi Mining Co. Ltd. for the exploration and development of mineral resources for gold in three areas in China’s south Gansu province, for which the joint venture partner holds exploration permits. Pursuant to the contract, Minco Gold will participate in a Sino-Foreign Joint Venture, Gansu Minco Mining Co., Ltd.(the “Gansu JV”), the total investment of RMB 10 million (approximately $1.49 million) is required to be paid by March 1, 2008. To earn a 75% equity interests in the three areas, Minco Gold must contribute RMB 7.5 million (approximately $1.12 million) on this project over three years. The Company has spent $278,576, net of recoveries from partners, to December 31, 2007 on exploration costs.

The joint venture contract was terminated on October 30, 2007 and the Chinese partner reimbursed the Company RMB 1.3 million (approximately $165,000).

iv.

Gansu – Longnan

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

Minco China presently holds thirteen exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field. The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(1)

Yangshan: including six exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area; potential for gold.

(2)

Yejiaba: including four exploration permits adjacent to Guojiagou exploration permit; potential for gold and antimony.

(3)

Xicheng East: including three exploration permits to the east extension of the famous Xicheng Pb-Zn mineralization belt; potential for gold, silver, lead and zinc.

The Company has spent $1,383,760 to December 31, 2007 on exploration costs.

v.

Inner Mongolia - Gobi Gold

The project is located in Inner Mongolia Autonomous Region, China.  Pursuant to a co-operative joint venture agreement signed on March 12, 2004, Minco Gold can earn a 75% interest in the project by spending RMB 18 million (approximately $2.7 million) over a four-year period by March 12, 2008.  The Damo joint venture company was formed to hold the above noted mineral interests. At December 31, 2007, the Company has spent approximately $1.7 million and earned a 63% project interest.

vi.

Inner Mongolia - BYC

In 2002, Minco Gold reached an agreement with the Inner Mongolian Bureau of Non-ferrous Metals and Exploration to acquire a majority interest in a joint venture company, which holds the BYC gold project located in central Inner Mongolia. The joint venture contract was signed on July 18, 2003.  On December 3, 2003, the HYMK joint venture company was formed to hold the above noted mineral interest.  Minco Gold can earn a 75% interest in HYMK by spending RMB 12 million (approximately $1.8 million) over four years by December 3, 2007.  In 2003, Minco Gold entered into a letter agreement with New Cantech.  Pursuant to the agreement, New Cantech acquired the right to earn a 51% interest, reducing Minco Gold’s interest to 24%, in the BYC project by spending RMB 12 million (approximately $1.8 million) in exploration by March 22, 2007. New Cantech can earn another 9% by funding all further exploration and development expenditures leading to the completion of a preliminary feasibility study that recommends completion of a final feasibility study.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

Pursuant to the terms of the agreement on the BYC project, Minco Gold received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 in May 2005 and 50,000 common shares at $0.30 per share for $15,000 in September 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue of $158,000 has been recorded as an exploration cost recovery in prior years.

On September 28, 2006, New Cantech notified Minco Gold that it did not want to proceed with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to Minco Gold all of its rights and interest in and to the BYC project.

As of September 28, 2006, New Cantech has spent $781,588 on geophysical and geochemical surveys, geology and drill holes. In the nine-month period ended September 28, 2006, the direct costs and management fees incurred on the BYC project totalled $95,331 (2005: 286,918, 2004: $358,362), which were repaid by New Cantech.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

vii.

Hunan – Gold Bull Mountain

In July 2006, Minco China’s wholly owned subsidiary Yuanling Minco entered into a Gold Bull Mountain Mining License Transfer Agreement with Yuanling County Government.  On August 10, 2006, the Gold Bull Mountain Mining License was transferred to Yuanling Minco. As of December 31, 2006, the Company has paid a total of RMB 2,546,652 (approximately $358,400), which includes a mining licence transfer fee of RMB 1,000,000 (approximately $143,000), an environmental protection fee of RMB 740,000 (approximately $104,000) and other related costs.  The acquisition was recently completed.

On August 5 2006, the Company entered into a Shareholding and Enterprise Assets Transfer Agreement to acquire Huaihua Tiancheng in order to obtain exploration permits for the areas around the Gold Bull Mountain mining licensed area. The acquisition price was RMB 6,000,000 (approximately $852,000), which was paid as of December 31, 2006.

viii.

Xiaoshan - Zhongjia

The Xiaoshan project consists of two exploration permits, the 17.1km2 Huluyu permit and the 12km2 Dafangshan permit and both permits are held by the Henan Nonferrous Exploration and Mining Company (“HNEM”), a subsidiary of the Nonferrous Geological Exploration Bureau of Henan Province.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

On April 30, 2007, a JV contract was signed between Minco China and HNEM to jointly explore and develop the precious and nonferrous resources in the Xiaoshan project area. On June 11, 2007, a business license was issued to the JV, Henan Zhongjia Minco Mining Co. Ltd. (“Zhongjia”). The Company has spent $1,131,000 to December 31, 2007 on exploration costs, including $842,788 (RMB 6,000,000) to acquire the exploration permits.

The Company currently has a 70% interest in Zhongjia and therefore records a 30% non-controlling interest to reflect the minority owners’ interests in Zhongjia.

b.

Base Metals Project

Gansu - White Silver Mountain

White Silver Mountain is operated through Keyin. Further to an amendment to the joint venture contract signed on August 28, 2003, Minco Gold has earned a 61% total project interest. Both parties to Keyin may proceed in accordance with the original joint venture contract which provided Minco Gold the right to earn an 80% interest by spending another RMB 20 million (approximately $2.9 million). There is no time limit for the expenditure.

The White Silver Mountain project is fully licensed.  The Company has spent approximately $1,489,651 to December 31, 2006 on exploration costs.

On January 31, 2007, the Company announced it is proceeding with a reorganization and spin-off of its White Silver Mountain Project to Minco Base Metals with the intention to build a strong base metals company in China. On November 15, 2007 the re-organization and spin-off took effect.  It is anticipated that Minco Base Metals will seek a stock exchange listing and complete equity offerings to further develop the White Silver Mountain property and acquire additional base metals properties.  Effective November 15, 2007 the Company no longer has an interest in White Silver Mountain and therefore the expenditures have been treated as discontinued operations.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2006	Costs Incurred January 1 to December 31, 2007	Cumulative Costs Incurred to December 31, 2007
Currently active properties:
Gansu
- Minco-Qinqi (formerly West Extension of Yangshan)	$ 441,584	$ (163,008)	$ 278,576
- Yangshan (Anba)	477,481	12,941	490,422
- Longnan	497,384	886,375	1,383,760
Inner Mongolia
- Gobi Gold	1,498,691	214,319	1,713,010
- BYC	835,437	34,098	869,535
Guangdong
- Changkeng	526,718	176,365	703,083
Hunan
- Gold Bull Mountain	1,402,734	655,858	2,058,592
Henan
- Xiaoshan	-	1,131,000	1,131,000
Total	5,680,029	2,947,948	8,627,977
Exploration cost recoveries	(956,903)	-	(956,903)
Expensed exploration permits	(2,591,594)	(842,788)	(2,591,594)
Expensed exploration costs	(1,773,032)	(2,105,160)	(4,720,980)
Capitalized mining permit costs	$358,500	$-	$358,500

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

	2007	2006	2005
Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

Consulting fees	$ 8,725	$ 16,444	$ 59,014
Drilling and geology	(162,911)	-	106,732
Labor costs	(1,572)	2,610	9,572
Other exploration costs	(7,250)	1,034	32,381
Total	$ (163,008)	$ 20,088	$ 207,699
	2007	2006	2005
Gansu – Yangshan (Anba)

Consulting fees	$ 8,906	$ -	$ 11,292
Legal and license fees	-	-	-
Labor costs	2,834	4,209	3,767
Other exploration costs	1,201	-	304,167
Total	$ 12,941	$ 4,209	$ 319,226
	2007	2006	2005
Gansu – Longnan

Consulting fees	$ 121,977	$ 130,472	$ -
Geology and geochemistry	446,908	162,456	47,652
Labor costs	139,960	56,849	8,602
Other exploration costs	177,530	66,438	24,915
Exploration costs recoveries			(14,757)
Total	$ 886,375	$ 416,215	$ 66,412

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

	2007	2006	2005
Inner Mongolia – Gobi Gold

Consulting fees	$ 44,750	$ 625	$ 5,276
Geology and drilling	66,208	5,099	3,856
Labor costs	32,657	597	2,333
Other exploration costs	70,704	4,830	3,917
Total	$ 214,319	$ 11,151	$ 15,382

	2007	2006	2005
Inner Mongolia – BYC

Consulting fees	$ 6,050	$ 1,420	$ -
Geology and drilling	3,101	42,735	-
Other exploration costs	24,947	91,219	286,918
Exploration costs recoveries	-	(95,331)	(322,918)
Total	$ 34,098	$ 40,043	$ (36,000)

	2007	2006	2005
Guangdong – Changkeng

Consulting fees	$ 31,099	$ 14,952	$ 41,877
Drilling and geology	113,100	20,229	18,568
Labor costs	623	2,289	-
Other exploration costs	31,543	18,564	29,439
Total	$ 176,365	$ 56,034	$ 89,884

	2007	2006	2005
Henan – Xiaoshan

Consulting fees	$ 30,338	$ -	$ -
Drilling	195,911	-	-
Labor costs	37,459	-	-
Other exploration costs	204,504	-	-
Subtotal – Exploration costs	468,212	-	-
Exploration permits	842,788	-	-
Total	$ 1,311,000	$ -	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

4.

Mineral Interests   (continued)

	2007	2006	2005
Gold Bull Mountain
(1) Exploration costs
Consulting fees	$ 63,246	$ 37,687	$ -
Drilling and geology	575,094	154,089	-
Other exploration costs	17,518	558	-
Subtotal – Exploration costs	655,858	192,334	-
(2) Exploration permits	-	852,000	-
(3) Mining license	-	358,400	-
Total	$ 655,858	$ 1,402,734	$ -

5.

Property, Plant and Equipment

	December 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$201,139	$123,702	$77,437
Leasehold improvements	63,980	38,683	25,296
Mining equipment	306,142	197,697	108,445
Motor vehicles	368,874	109,766	259,107
Office equipment and furniture	132,055	98,170	33,886
	$1,072,190	$568,018	$504,171

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$190,164	$99,250	$90,914
Leasehold improvements	43,726	33,042	10,684
Mining equipment	255,913	186,415	69,498
Motor vehicles	202,954	88,345	114,609
Office equipment and furniture	118,291	89,759	28,532
	811,048	496,811	314,237
Discontinued operations	46,544	26,694	19,850
	$857,592	$523,505	$334,087

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

6.

Equity Investment in Minco Silver Corporation

As at December 31, 2007 the Company owns 13,000,000 common shares of Minco Silver (December 31, 2006 – 14,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. On the same date, Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant is exercisable at $3.45 per share until May 17, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 17, 2006 and reduced further to 45.3% as at December 31, 2006. As at December 31, 2007 the Company’s ownership had decreased to 41.75% primarily due to the sale of 1,000,000 shares of Minco Silver by the Company.  Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: cash of $6,539; short term investment of $5,578,000; current assets of $5,786,000; property and equipment of $80,000; current liabilities of $1,175,000 and non-controlling interest of $2,985,000.

During December 2007, the Company sold 1,000,000 shares of Minco Silver at a gross price of $3.25 per share. This transaction resulted in a gain of $2,978,034.

Following the dilution of Minco Gold’s shareholding interest in Minco Silver, Minco Gold recognized a dilution gain and equity loss on investment in Minco Silver since November 17, 2006 as follows:

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

6.

Equity Investment in Minco Silver Corporation (continued)

	2007	2006	2005
Dilution gain on issuance of shares by Minco Silver	$191,000	$5, 213,000	$2,953,000
Equity loss of Minco Silver Corporation	(3,239,898)	(521,095)	-
Income from investment in Minco Silver	$(3,048,898)	$4, 691,905	$2,953,000

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	December 31, 2007	December 31, 2006
Investment in Minco Silver Corporation on an equity basis	$ 3,079,412	$ 6,398,692

Market value of Minco Silver shares	$38,740,000	$39,200,000

As of December 31, 2007, Minco Silver had current assets of $17,083,000, property and equipment of $244,000, current liabilities of $3,678,000 and shareholders equity of $13,649,000. Minco Silver incurred exploration costs of $4,790,000, administration costs of $3,255,000 and a loss of $7,275,000 during the year ended December 31, 2007.

7.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Zhongjia JV, which holds the Xiaoshan project, and the interest of the minority shareholders in Mingzhong, based on the amount of their investment adjusted for income or losses from operations since the date of their investment. The non-controlling interest in the Zhongjia JV was 30% and the non-controlling interest in Mingzhong was 49% as at December 31, 2007.

8.

Discontinued Operations

On November 15, 2007, the Company effected the reorganization and spin-off of Minco Base Metals Corp.  The Company effectively transferred the wholly-owned subsidiary called Minco Base Metals Corporation (“Minco Base Metals”) to Minco Base Metals Corp., including its interest in Gansu Keyin Mining Co. Ltd. and the White Silver Mountain project. The Company issued 1 common share in Minco Base Metals Corp. for every 5 common shares of the Company.  As at November 15, 2007, the assets disposed of consisted primarily of cash, receivables and payables.  The 2007 loss of Minco Base Metals prior to disposition was $39,596. The net liabilities of $112,674 of Minco

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

8.

Discontinued Operations (continued)

Base Metals as of November 14, 2007 was credited to contributed surplus of the Company.

Pursuant to CICA Handbook Section 3475 “Disposal of Long-Lived Assets and Discontinued Operations”, the consolidated financial statements of the Company have been reclassified to reflect discontinued operations of Minco Base Metals.  Accordingly, exploration costs and administrative expenses, assets and liabilities and cash flows of discontinued operations have been segregated in the Consolidated Statements of Operations and Comprehensive Loss and Deficit and Consolidated Balance Sheets.

Below is the summarized financial information for the Company’s discontinued operations:

Minco Base Metals Corporation

Balance Sheet

(Expressed in Canadian Dollars)
	November 14, 2007	December 31, 2006

ASSETS

Current assets
Cash	5,082	1,502
Receivables	4,504	1,783
Current assets of discontinued operations	9,586	3,285

Plant, property and equipment	16,534	19,850
Total assets of discontinued operations	26,120	23,135

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	138,794	100,718
Total liabilities of discontinued operations	138,794	100,718

Net assets of Minco Base Metals disposed	(112,674)	(77,583)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

8.

Discontinued Operations (continued)

Minco Base Metals Corporation

Statement of Operations and Comprehensive Loss and Deficit

(Expressed in Canadian Dollars)
	Period from January 1, 2007 to November 14, 2007	Year Ended December 31, 2006

Exploration costs	9,172	27,851
Administration expenses	30,424	32,313

Net loss from discontinued operations	(39,596)	(60,164)

Minco Base Metals Corporation

Statement of Cash Flows

(Expressed in Canadian Dollars)
	Period from January 1, 2007 to November 14, 2007	Year Ended December 31, 2006

Cash used by operating activities of discontinued operations	(4,240)	(241,914)
Cash used in investing activities of discontinued operations	-	(8,629)
Cash provided by (used in) financing activities of discontinued operations	7.820	30,694

Increase (decrease) in cash	3,580	(219,849)
Cash, beginning of year	1,502	221,351

Cash, end of period	5,082	1,502

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

9.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2005	38,633,992	28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $658,700 contributed surplus attributed to stock-based compensation recognized	1,535,799	1,438,330
Broker options exercised at $1.40 per share, including $111,000 allocated to contributed surplus in a private placement in 2004	250,000	461,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,445,428	3,723,328
Balance, December 31, 2006	42,865,219	$ 33,809,903
Stock options exercised ranging from $0.55 to $1.35 per share, including $63,750 contributed surplus attributed to stock-based compensation recognized	111,166	169,558
Purchased and cancelled pursuant to normal course issuer bid	(48,000)	(37,951)
Balance, December 31, 2007	42,928,385	$ 33,941,510

Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was  effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007. As at December 31, 2007, all shares are released from escrow (December 31, 2006 – 759,030).

The Toronto Stock Exchange accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. Prior to the expiry of the bid, the Company acquired and cancelled 48,000 common shares at a cost $44,450.  The cost to purchase the shares exceeded their carrying value by $6,499.  This excess has been debited to retained earnings.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

9.

Share Capital (continued)

(b)

Share purchase warrants and broker options

There was no share purchase warrants outstanding as at September 30, 2007.

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2005	4,398,214	$ 1.57	250,000	$ 1.40
Exercised	(2,445,428)	1.52	(250,000)	1.40
Expired	(1,372,286)	1.70	-	-
Outstanding at December 31, 2006	580,500	1.50	-	-
Expired	(580,500)	1.50	-	-
Outstanding at December 31, 2007	-	$ -	-	$ -

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2005	987,043
2006 stock-based compensation	1,432,000
Transfer to share capital on exercise of stock options	(769,700)
Balance at December 31, 2006	$ 1,649,343
2007 stock-based compensation	2,022,850
Transfer to share capital on exercise of stock options	(63,750)
Transfer of net liabilities to Minco Base Metals	112,674
Balance at December 31, 2007	$ 3,721,117

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

9.

Share Capital (continued)

(d)

Minco Gold Stock Options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In 2007, Minco Gold granted 3,865,000 stock options to its directors, officers, employees and consultants at the price range from $0.79 to $1.95 per share. The stock options granted vest in various increments and have a maximum term of five years.

Minco Gold recorded $2,022,850 in stock based compensation expense in 2007 (2006 - $2,820,000).

A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,197,000	1.67
Exercised	(1,535,799)	0.51
Forfeited	(470,367)	1.34
Expired	(200,000)	2.00
Options outstanding at December 31, 2006	2,945,334	$ 1.61
Granted	3,865,000	1.07
Exercised	(111,166)	0.95
Forfeited	(1,197,501)	1.71
Expired	(265,000)	1.50
Options outstanding at December 31, 2007	5,236,667	$ 1.21

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

9.

Share Capital (continued)

The weighted average fair value of options granted by Minco Gold during the period ended December 31, 2007 was $0.71. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $1.06	2,485,000	4.67	$0.82	91,666	$0.79
$1.07 - $1.63	1,221,667	3.93	$1.30	380,001	$1.41
$1.64 - $2.54	1,430,000	2.82	$1.70	1,396,666	$1.69
$2.55 - $3.00	100,000	3.33	$2.55	100,000	$2.55
	5,236,667	3.96	$1.21	1,968,333	$1.64

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2007	2006	2005
Risk-free interest rate	3.95% - 4.59%	3.83% - 4.5%	3.47%
Dividend yield	0%	0%	0%
Volatility	86% - 104%	114% - 134%	58% - 64%
Approximate expected lives	5 years	5 years	3 years

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

10.

Income Taxes

On March 16, 2007, the National People’s Congress (NPC) of China approved the new Corporate Income Tax Law, which will become effective on January 1, 2008.  The new law establishes a unified 25% tax rate for both domestic enterprises and foreign invested enterprises (FIEs).  This change of the Chinese tax law will have impact to the extent of the Company’s business operation in China when the Company becomes profitable in China.

(a)

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2007	2006	2005
Loss before non-controlling interest	$(7,970,077)	$(2,910,887)	$(2,120,975)
	34.12%	34.12%	34.87%

Income tax recovery at statutory rates	$ (2,719,390)	$ (1,013,723)	$ (765,523)
Non-taxable capital gain	(553,530)	-	-
Non-taxable dilution gain	520,313	(1,778,676)	(1,029,711)
Non-taxable foreign exchange gain	-	(122,393)	-
Non-deductible expenses	734,677	1,220,990	144,906
Difference in foreign tax rates	145,999	9,946	18,485
Impact of federal tax rate change	637,268	636,021	202,228
Expiry of non-capital loss carryforward	356,895	389,542	401,466
Change in valuation allowance	877,768	658,293	1,028,149
	$ -	$ -	$ -

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

10.

Income Taxes (continued)

	2007	2006
	27.00%	31.00%
Future income tax assets:
Net capital losses	$ -	$ 245,012
Non-capital losses	2,576,597	2,547,986
Unclaimed resource expenditures	1,744,282	1,580,169
Capital assets	142,273	129,053
Share issue costs	53,514	144,695
	4,516,666	4,646,915
Less: valuation allowance	(4,516,666)	(4,646,915)
Net future income tax assets	$ -	$ -

 (b)  No future income tax asset has been recognized as realization is not considered more likely than not, due to the uncertainty of future taxable income.

The Company has Canadian non-capital loss carryforwards of approximately $6,538,000 that may be available for tax purposes. The expiry for Canadian non-capital loss carryforwards is as follows:

Non-Capital Losses Canada

2008	757,000
2009	774,000
2010	857,000
2014	1,161,000
2015	1,215,000
2016	1,459,000
2017	1,361,000
$7,584,000

The Company also has $4,430,000 (2006 - $4,098,000) of cumulative foreign resource expenses for Canadian income tax purposes which can be carried forward indefinitely and used to reduce future taxable income in Canada.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

10.

Income Taxes (continued)

Such cumulative foreign resource expenses are related to the Company’s exploration activities in China. Consequently, these resource expenses may also be currently deductible for Chinese tax purposes (subject to Chinese tax law deductibility limitations) which would result in tax losses in China.

The Company has approximately $2,115,000 of operating losses and approximately $4,214,000 of unclaimed exploration expenses for Chinese income tax purposes. Operating losses incurred in a year can be carried forward for five years, while unclaimed exploration expenses will be amortized to match with future sales.

11.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	2007	2006	2005

Exploration costs	$80,625	$ 206,680	$ 104,175
Management fees	17,344	121,410	16,115
Property investigation	21,094	70,510	47,820
Investor relations	-	17,775	96,105
Director's fees	62,500	93,250	2,875
	$181,563	$ 509,625	$ 267,090

b.

Receivables of $239,260 (December 31, 2006 - $86,238) are due from five (2006: five) companies related by two common directors. $13,903 has been received subsequent to December 31, 2007.

At December 31, 2007, the Company also has $1,929,893 (December 31, 2006 - $363,889 due from) due to Minco Silver. The amount is unsecured, non-interest bearing and repayable on demand.

At December 31, 2007, Minco China also has a due from balance of $4,639,788 (December 31, 2006 – $442,404) from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation, and shared office expenses paid by Minco China on behalf of Minco Silver. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand.

c.

The Company and Minco Silver (“Minco Group”) have entered into a strategic alliance with Silver Standard Resources Ltd. (“Silver Standard”), a company that is a shareholder of Minco Silver and which is related by one common director. The agreement provides that all silver-dominant properties of the Minco Group located in China will be held by Minco Silver and that Silver Standard will not

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

11.

Related Party Transactions (continued)

actively explore for or seek out silver-dominant properties located in China. In addition, both the Minco Group and Silver Standard have agreed to offer to the other a first right of refusal on any silver-dominant properties in China brought to their attention which they do not intend to pursue.

d.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director.

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 and 50,000 common shares at $0.30 per share for $15,000 in 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery in prior years.

On September 28, 2006, New Cantech notified the Company that it did not want to proceed with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

12.

Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,325,180, as follows:

2008	$ 353,625
2009	291,462
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,459
$ 2,325,180

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

12.

Commitments and Contingencies (continued)

The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

Minco Gold is also conditionally committed to payments of up to $9,567,311 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Mingzhong (1)	$ 6,840,404	$3,420,202	$3,420,202	$ -	$ -
Zhongjia (2)	2,567,767	153,507	2,414,260	-	-
Gobi Gold (3)	159,140	159,140	-	-	-
Total	$9,567,311	$3,732,849	$5,834,462	$ -	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Mingzhong JV Contract dated February 8, 2007;

(2)

Costs of exploration permits and investment commitments in accordance with the Zhongjia Contract dated April 30, 2007 as well as a commitment of RMB 1,144,000 (approximately $154,000) to be paid on a Zhongjia exploration program;

(3)

A commitment of RMB 1,186,000 (approximately $ 159,000) to be paid on a Gobi Gold exploration program.

13.

Geographic Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

13.

Geographic Information (continued)

	December 31	December 31
	2007	2006
Current Assets
Canada	$ 7,844,446	$ 8,658,009
China	4,909,303	3,783,963
	$ 12,753,749	$ 12,441,972

	December 31	December 31
	2007	2006
Long-term Assets
Canada	$ 3,207,479	$ 6,513,058
China	785,881	629,498
	$ 3,993,360	$ 7,253,556

	December 31	December 31
	2007	2006
Current Liabilities
Canada	$ 2,344,007	$ 384,481
China	475,886	116,647
	$ 2,819,893	$ 501,128

	2007	2006	2005

Loss for the year
Canada	$ (3,959,788)	$ 167,378	$ 2,735
China	(3,620,443)	(1,756,702)	(1,016,276)
	$ (7,580,231)	$ (1,589,324)	$ (1,013,541)

14.

Financial Instruments

Fair value - The fair values receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

 (Expressed in Canadian Dollars)

14.

Financial Instruments (continued)

therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

15.

Subsequent Event

Subsequent to the end of the year, Mingzhong received the Changkeng exploration permit from the No. 757 Exploration Team.